Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended			Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2012			March 31, 2011
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$466	$1,377	$1,843	$470	$1,365	$1,835
Undistributed Earnings	182	481	663	407	1,064	1,471
Net Income	$648	$1,858	$2,506	$877	$2,429	$3,306
Average Basic Shares Outstanding	10,389	27,510	37,899	10,455	27,291	37,746
Basic Earnings Per Share	$0.06	$0.07		$0.08	$0.09
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$470	$1,377	$1,847	$475	$1,365	$1,840
Undistributed Earnings	182	477	659	409	1,057	1,466
Net Income	$652	$1,854	$2,506	$884	$2,422	$3,306
Average Diluted Shares Outstanding	10,495	27,510	38,005	10,553	27,292	37,845
Diluted Earnings Per Share	$0.06	$0.07		$0.08	$0.09
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$648	$1,858	$2,506	$877	$2,429	$3,306
Assumed Dividends Payable on Dilutive Shares:
Performance shares	4	—	4	5	—	5
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	—	(4)	(4)	2	(7)	(5)
Net Income Used for Diluted EPS Calculation	$652	$1,854	$2,506	$884	$2,422	$3,306
Average Shares Outstanding for Basic EPS Calculation	10,389	27,510	37,899	10,455	27,291	37,746
Dilutive Effect of Average Outstanding:
Performance shares	106	—	106	98	1	99
Average Shares Outstanding for Diluted EPS Calculation	10,495	27,510	38,005	10,553	27,292	37,845

All of the 480,000 and 620,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarters ended March 31, 2012 and 2011, respectively.

(Unaudited)	Nine Months Ended			Nine Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2012			March 31, 2011
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$1,404	$4,124	$5,528	$1,420	$4,082	$5,502
Undistributed Earnings (Loss)	8	21	29	(241)	(623)	(864)
Net Income	$1,412	$4,145	$5,557	$1,179	$3,459	$4,638
Average Basic Shares Outstanding	10,402	27,473	37,875	10,513	27,205	37,718
Basic Earnings Per Share	$0.14	$0.15		$0.11	$0.13
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$1,424	$4,124	$5,548	$1,439	$4,082	$5,521
Undistributed Earnings (Loss)	2	7	9	(248)	(635)	(883)
Net Income	$1,426	$4,131	$5,557	$1,191	$3,447	$4,638
Average Diluted Shares Outstanding	10,551	27,473	38,024	10,650	27,206	37,856
Diluted Earnings Per Share	$0.14	$0.15		$0.11	$0.13
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$1,412	$4,145	$5,557	$1,179	$3,459	$4,638
Assumed Dividends Payable on Dilutive Shares:
Performance shares	20	—	20	19	—	19
Increase (Reduction) in Undistributed Earnings (Loss) - allocated based on Class A and Class B shares	(6)	(14)	(20)	(7)	(12)	(19)
Net Income Used for Diluted EPS Calculation	$1,426	$4,131	$5,557	$1,191	$3,447	$4,638
Average Shares Outstanding for Basic EPS Calculation	10,402	27,473	37,875	10,513	27,205	37,718
Dilutive Effect of Average Outstanding:
Performance shares	149	—	149	137	1	138
Average Shares Outstanding for Diluted EPS Calculation	10,551	27,473	38,024	10,650	27,206	37,856

All of the 515,000 and 627,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the nine months ended March 31, 2012 and 2011, respectively.